Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 1, 2005 relating to the financial statements and financial statement schedule of HemoSense, Inc., which appears in HemoSense Inc.’s Annual Report on Form 10-K for the year ended September 30, 2005.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 6, 2005